>reachout

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT is made effective as of [redacted] (the "Agreement"), between REACHOUT TECHNOLOGY CORP., a Delaware corporation with an address at 8910 W. 192ND Street Unit N, Mokena, IL 60448 (the "Company"), and [redacted] ("Director") with an address at [redacted].

WHEREAS, it is essential to the Company to retain and attract as directors the most capable persons available to serve on the board of directors of the Company (the "Board"); and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company's needs related to its Board,

NOW, THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Position. Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed, and the Director hereby agrees to serve the Company in such position upon the terms and conditions hereinafter set forth, provided, however, that the Director's continued service on the Board after the initial three-year term on the Board, which term is subject to the Company's bylaws, as amended, and as may be subsequently amended, and pursuant the Company's bylaws, state or federal law or the rules of any stock exchange on which the Company's securities are listed, shall be subject to any necessary approval by the Company's stockholders.

2. Services as Director. Director will serve as a director of the Company and perform all duties as a director of the Company, including without limitation (a) attending meetings of the Board, (b) serving on at least one or more committees of the Board (each a "Committee") and attending meetings of each Committee of which Director is a member, and (c) using reasonable efforts to promote the business of the Company. Director agrees that he shall act honestly and in good faith with a view to the best interests of the Company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

   a) Quarterly Meeting Requirements. The Company currently intends to hold at least one in-person or remote video regular meeting of the Board and each Committee of each quarter. These dates will be set annually. For the year of 2020, quarterly meetings are April 9th, July 9th, and October 8th, at 7:00pm CST.

   b) Additional Meetings. The Board and Committees will meet additionally as may be required by the business and affairs of the Company. In fulfilling his responsibilities as a director of the Company.

3. Compensation and Expenses.

   a) Cash Compensation. The Director shall receive three thousand dollars ($3,000) each quarter, in arrears, for participation in quarterly Board and Committee meetings, including the annual stockholders' meeting. There will be no additional compensation for ad hoc or preparatory meetings.

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b) Restricted Stock Units. The Director shall receive sixty-six thousand six hundred and sixty-seven (66,667) restricted stock unit options convertible into the Company's common stock at the start of the Directorship Term through the company's Non-qualified Stock Option Plan. Such shares shall vest in 3 stages: (1) 22,223 on July 1, 2020, (2) 22,222 on July 1, 2021, and (3) 22,222 on July 1, 2022. Notwithstanding the foregoing, if the Director ceases to be a member of Board at any time during the vesting period for any reason (such as resignation, withdrawal, death, disability or any other reason), then any unvested shares shall be irrefutably forfeited. Furthermore, the Director agrees that the shares shall be subject to any "lock up" agreement required to be signed by the Company's officers in connection with any financing. In the event of any of the following actions, shares will be deemed vested immediately: A Company Regulation A offering (Reg A) under SEC registration or *any* company merger or sale transaction to new parent, shell company, private acquisition or any type of *structured stock sale* for acquisition and control of Company stock.

c) Independent Contractor. The Director's status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

d) Expense Reimbursements. Upon submission of appropriate receipts, invoices or vouchers as may be reasonably required by the Company, the Company will reimburse Director for all reasonable out-of-pocket expenses incurred in connection with the performance of Director's duties under this Agreement during the Directorship Term. Any reimbursements for out-of-pocket expenses of the Director in excess of $500.00 must be approved in advance by the Company.

e) Other Benefits. The Board (or its designated Committee) may from time to time authorize additional compensation and benefits for Director, including additional compensation for service as chairman of a Committee and awards under any stock incentive, stock option, stock compensation or long-term incentive plan of the Company, including, without limitation, the Company's intended adoption of a Director Compensation Plan, Long Term Incentive Plan, or any other plan that may later be established by the Company.

4. Director and Officer Liability Insurance. To the extent the Company maintains an insurance policy or policies providing directors' and officers' liability insurance, Director shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of the Company's directors or officers.

5. Directorship Term. The " Directorship Term ," as used in this Agreement, shall mean the period commencing on the Effective Date and terminating on the earliest of the following to occur: (a) three years; (b) the death or disability of the Director; (c) the termination of the Director from membership on the Board by the mutual agreement of the Company and the Director; (d) the removal of the Director from the Board by the majority stockholders of the Company; and (e) the resignation by the Director from the Board.

6. Director's Representation and Acknowledgement. The Director represents to the Company that the execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

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7. Non-Solicitation. During the Directorship Term and for a period of two (2) years thereafter, the Director shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

8. Non-Compete. The Director agrees that during the Directorship Term and for a period of two (2) years thereafter, he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise; engage in the business of developing, marketing, selling or supporting technology to or for businesses in which the Company engages in or in which the Company has an actual intention, as evidenced by the Company's written business plans, to engage in, within any geographic area in which the Company is then conducting such business. Nothing in this Section 6 shall prohibit the Director from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than three percent of the outstanding stock of any class of securities of a corporation, which are publicly traded, so long as the Director has no active participation in the business of such corporation.

9. Unauthorized Disclosure. The Director agrees and understands that in the Director's position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company's industry other than as a result of the Director's breach of his obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company's direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director's position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to his defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

10. Limitation of Liability; Right to Indemnification. Director shall be entitled to limitations of liability and the right to indemnification against expenses and damages in connection with claims against Director relating to his service to the Company to the fullest extent permitted by the Company's Certificate of Incorporation and Bylaws (as such documents may be amended from time to time), the General Corporation Law of the State of Delaware and other applicable law..

11. Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

12. Binding Affect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Notwithstanding the provisions of

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the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

13. Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

14. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

15. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understanding relating to such subject matter.

16. Miscellaneous. This Agreement may be executed by the Company and Director in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature will promptly forward to the other party an original signature page by overnight courier. Director acknowledges that this Agreement does not constitute a contract of employment and does not imply that the Company will continue his service as a director for any period of time.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date shown above.

REACHOUT TECHNOLOGY CORP.

B[redacted]
Name: [redacted]
Title: [redacted]

DocuSigned by:
By: [redacted]
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Name: [redacted]